****Certain information in this agreement has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.****
     Exhibit 10.36
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 4th day of April, 2005 (the “Effective Date”), by and between CapitalSource Inc., a Delaware corporation (the “Employer” or the “Company”), and Dean C. Graham, an individual (the “Executive”).
     WHEREAS, the Executive is currently employed as the President – Healthcare and Specialty Finance Business; and
     WHEREAS, the Employer and the Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Employer.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
     1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Employer for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 25.
     2. Term. The initial term of employment under this Agreement shall be for a five-year period commencing on the Effective Date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on April 4, 2009 and each subsequent April 4, unless and until the Employer or Executive provides written notice to the other party in accordance with Section 13 hereof not less than 60 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” Anything herein to the contrary notwithstanding, if on the date of a Change in Control the remaining term of the Employment Period is less than 24 months, the Employment Period shall be automatically extended to the end of the 24-month period following such Change in Control.
     3. Position and Duties. During the Employment Period, the Executive shall serve as the President – Healthcare and Specialty Finance Business, as a member of the Credit Committee with respect to the Healthcare and Specialty Finance Business, and as a member of the

Employer’s Executive and Disclosure Committees (to the extent the Employer maintains such committees). In such capacities, prior to any Change in Control the Executive shall report exclusively to the Chief Executive Officer and, in a dual reporting role, the President of the Employer and shall be responsible for all of the operations of the Healthcare and Specialty Finance Business. In any publications, news releases, and public filings of the Employer in which the position of the Executive is described, the Executive shall be referred to as a senior executive, a member of senior management, or other comparable language. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards (including, without limitation, Avon Old Farms School), and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.
     4. Place of Performance. During the Employment Period, the Executive shall be based primarily at a principal office of the Employer designated by the Employer in Chevy Chase, Maryland, except for reasonable travel on the Employer’s business consistent with the Executive’s position.
     5. Compensation and Benefits; Options; Change in Control.
          (a) Base Salary. During the Employment Period, the Employer shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $350,000 per calendar year, less applicable deductions, and prorated for any partial year. The Base Salary shall be reviewed for increase by the Employer no less frequently than annually and shall be increased in the discretion of the Employer and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures. The Executive’s Base Salary may not be decreased during the Employment Period.
          (b) Annual Bonus. For each calendar year that ends prior to a Change in Control, the Executive shall receive an annual cash bonus in an amount determined reasonably and in good faith by the Employer based upon the Employer’s overall performance and the performance of the Executive and the Healthcare and Specialty Finance Business. For each calendar year that ends after a Change in Control, the Executive shall be paid in cash an annual bonus in an amount not less than two times the Executive’s Base Salary as in effect on the last day of such calendar year. Any annual bonus payable to the Executive hereunder shall be paid at the time bonuses are otherwise paid to other executive officers of the Employer, but in any event, by March 15 of the calendar year following the year with respect to which such annual bonus is earned.
          (c) Reserved.

          (d) Vacation; Benefits. During the Employment Period, the Executive shall be entitled to four weeks vacation annually. In addition, the Employer shall provide to the Executive employee benefits and perquisites on a basis that (i) prior to a Change in Control is comparable in all material respects to that provided to any other member of the Employer’s Executive Committee (or successor committee performing substantially similar functions), excluding the Chief Executive Officer and President of the Employer and (ii) following a Change in Control is comparable in all material respects to that provided to other executives of the Employer. Subject to the terms of this Agreement, all benefits are provided at the Employer’s sole discretion. Subject to the terms of this Agreement, the Employer shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.
          (e) Additional Consideration. In consideration of entering into this Agreement, on April 4, 2005, the Employer shall grant to the Executive 40,000 shares of the Employer’s common stock, par value $0.01 (“Stock”), 20% of which shall vest and become freely transferable on the date of the grant and on each of the first, second, third and fourth anniversaries of the date of the grant. In addition, the Employer shall make the following additional grants of Stock: (i) on April 4, 2006, the Employer shall grant the Executive 40,000 shares of Stock, 20% of which shall vest and become freely transferable on each of the date of grant and the first, second, third and fourth anniversaries of the date of grant; (ii) on April 4, 2007, the Employer shall grant the Executive 40,000 shares of Stock that shall vest and become freely transferable as follows: (A) 20% on each of the date of grant and the first and second anniversaries of the date of grant and (B) 40% on the third anniversary of the date of grant; (iii) on April 4, 2008, the Employer shall grant the Executive 40,000 shares of Stock that shall vest and become freely transferable as follows: (A) 20% on the date of grant, (B) 40% on the first anniversary of the date of grant and (C) 40% on the second anniversary of the date of grant; and (iv) on April 4, 2010, the Employer shall grant the Executive 40,000 shares of Stock, which shall be fully vested and freely transferable on the date of grant. In addition to the foregoing grants of Stock, on April 4, 2005, the Employer shall grant to the Executive 25,000 shares of the Employer’s Stock, and shall grant 25,000 shares of Stock on each of the first, second, and third anniversaries of the date of this grant, all of which Stock shall vest and become freely transferable on the date of each such grant. Schedule I, which is attached as part of Exhibit A and is hereby incorporated in and made a part of this Agreement, demonstrates the manner in which the foregoing provisions of this Section 5(e) are intended to be applied. The terms and conditions of Schedule II, which is attached as part of Exhibit A and is hereby incorporated in and made a part of this Agreement, shall apply to the grants of Stock made pursuant to this Section 5(e). Unvested shares of Stock granted and any shares of Stock scheduled to be granted in the future under this Section 5(e) shall be forfeited by the Executive if and only if the Executive’s employment with the Employer and all the Company Affiliates is voluntarily terminated by the Executive without Good Reason or is terminated by the Employer for Cause, in each case, before the date on which such shares of Stock would otherwise vest hereunder.

          (f) Change in Control.
          (1)(a) Immediately prior to the occurrence of a Change in Control and contingent upon the occurrence of a Change in Control, (i) all deferred compensation credited on the Executive’s behalf shall immediately vest; (ii) all vested stock options, stock appreciation rights or other similar rights held by the Executive that are outstanding after such Change in Control shall remain exercisable for the remainder of their originally scheduled terms (but only if such awards are assumed by the acquirer); and (iii) all deferred compensation credited on the Executive’s behalf will, to the extent applicable, be transferred or distributed to the Executive on the first date such amounts may be distributed without incurring the 20% penalty tax imposed under Section 409A of the Code (other than such amounts required to be credited pursuant to this Section 5(f)(1)(b) in cancellation of the Applicable Awards). In the event of a Change of Control covered by Schedule III, which is attached as part of Exhibit A and is hereby incorporated in and made a part of this Agreement, Sections 5(f)(1)(b) and 5(f)(2) shall not apply to the Executive.
          (b) Prior to the occurrence of a Change in Control, the Employer shall establish a trust with an independent institutional third party trustee selected by the Executive (the “Trust”). The agreement governing the Trust shall be in a form mutually agreed upon by the parties and in any event shall be consistent with the intent of this Section 5(f). The assets of the Trust shall not be used for any purpose other than to satisfy certain liabilities to the Executive described herein, except that if the Trust is dissolved in accordance with this Section 5(f)(1)(b) the Employer shall retain the Trust assets. For the avoidance of doubt, the Trust shall be a “secular” trust, the assets of which shall not be subject to the claims of the Employer’s creditors. Trust assets shall be invested in short-term money market securities until distribution hereunder. Immediately prior to the occurrence of a Change in Control and contingent upon a Change in Control, the Employer shall deposit into the Trust cash in an amount equal to the sum of (i) the Value (as defined below) of restricted shares of Stock previously granted to the Executive that are not vested on the date of the Change in Control, (ii) the Value of any shares of Stock described in Section 5(e) that have not been granted to the Executive as of the occurrence of the Change in Control, (iii) the value of the spread with respect to any options to acquire Stock held by the Executive as of the Change in Control (based on the difference between the Value of a share of Stock and the applicable option exercise price) that are not vested and exercisable on the date of the Change in Control and (iv) the value of any other equity-related award (based on the Value of a share of Stock) held by the Executive that are not vested as of the Change in Control (such awards collectively being referred to herein as the “Applicable Awards”). Upon contribution of the cash to the Trust, (A) the related Applicable Awards described in clauses (i), (iii) and (iv), above, shall be canceled and no longer outstanding and (B) the Applicable Awards described in clause (ii), above, shall be considered granted for all purposes of this Agreement and then canceled and no longer outstanding. For purposes hereof, the Value of a share of Stock shall be the per share price of Stock immediately before the Change in Control as listed on the principal exchange on which such Stock trades. Upon the earlier of the first anniversary of the Change in Control if the Executive is employed by the Employer or any Company Affiliate on such date and the termination of the Executive’s employment in a manner that entitles him to benefits under

Section 9(a), (b), (d) or (e) (as applicable, the “Distribution Date”), the Executive (or his estate) shall be paid, based on an election made by the Executive or his estate to the Employer at the time of such payment, (X) the amount required to be held in Trust on his behalf hereunder (including any earnings on such amount) (the “Cash Based Value”) or (Y) the value the Applicable Awards would have had on the Distribution Date if such Applicable Awards were outstanding on such date based on the value of Stock on such date (or the value on such date of the stock of any publicly traded parent company of the Employer assuming the aggregate cash contributed to the Trust had been invested in such stock on the date of the Change in Control) (the “Stock Based Value”). Notwithstanding the foregoing, in any Change in Control transaction pursuant to which 100% of the Stock holdings of shareholders of the Employer immediately prior to the transaction are exchanged solely for cash, the Stock Based Value shall be $0. If the Executive fails to make such an election by the Distribution Date, the Executive shall be paid the greater of the Cash Based Value or the Stock Based Value. If the Executive is paid the Stock Based Value, the Executive shall be paid shares of stock of the Employer (or the stock of any publicly-traded parent company of the Employer) that are freely and immediately transferable by the Executive and the Trust shall be dissolved and all amounts required to be kept in the Trust shall be returned to the Employer. If the Executive is paid the Cash Based Value, the Executive shall be paid in cash. Notwithstanding the foregoing, if any Applicable Award would have vested before the applicable Distribution Date, the Executive shall be entitled to a payment of the value of such Applicable Award in the form (cash or stock) and amount as determined in accordance with the principles of the four preceding sentences (but using the vesting date rather than the Distribution Date for purposes of determining such value) and such payment shall reduce the amount otherwise payable under this Section 5(f)(1). The Employer shall be responsible for making any payments required under this Section 5(f). The Executive shall forfeit his right to any future payment under this Section 5(f) and his interest in the Trust (the assets of which shall revert to the Employer) only if his employment is terminated after the occurrence of a Change in Control and before the Distribution Date in a manner described in Section 9(c); provided that he shall not forfeit his right to any payment due him under this Section 5(f) with respect to Applicable Awards that would have vested prior to his date of termination. Payments under this Section 5(f)(1)(b) shall be delayed for six months following the Executive’s separation from service if so required by Section 409A. To the extent permitted under Section 409A of the Code, if the Executive shall be entitled to a payment pursuant to this Section 5(f)(1)(b) prior to the date at which a payment can be made to the Executive solely because of the Code Section 409A six month delay in payment rule for key employees, to the extent permitted by Section 409A the Executive shall be entitled to payment by the Employer of the applicable employee portion of the withholding taxes due on such payment. Such a payment by the Employer of withholding taxes shall reduce the amount otherwise payable to the Executive under this Section 5(f)(1).
          (2) Notwithstanding Section 5(f)(1) above, instead of funding a trust with the cash amounts required to be deposited under Section 5(f)(1) pursuant to the cancellation of the Applicable Awards, the Employer, may with the Executive’s consent (which shall not be unreasonably withheld), obtain an irrevocable letter of credit for, or other irrevocable insurance or a guarantee of, the amounts required to be so deposited from a insurance company or other financial institution with the highest credit rating from a nationally recognized rating agency on terms that provide the Executive with no less protection or security than that provided under Section 5(f)(1) above. Even if the Employer elects to not fund the Trust in accordance with this Section 5(f)(2), the Cash Based Value for purposes of Section 5(f)(1) shall be calculated as if the Employer had funded the Trust in accordance with Section 5(f)(1).
     6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.
     7. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Employer and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Employer and the Company Affiliates:
          (a) Non-Disclosure. During and after the Executive’s employment with the Employer, the Executive will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Employer or within the scope of the Executive’s duties with the Employer as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Employer.
          (b) Materials. The Executive will not remove any Company Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business as determined reasonably and in good faith by the Executive. The Employer acknowledges that the Executive, in the ordinary course of his duties, routinely uses and stores Company Confidential Information at home and other locations. The Executive will return to the Employer all Company Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Employer any copies of any Company Confidential Information after the Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.
          (c) No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Employer or the Company Affiliates (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or the Company Affiliates, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Employer agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Employer for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Employer from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 7(c). Notwithstanding the foregoing, this Section 7(c) shall not preclude the Executive from soliciting for employment or hiring any person who has been discharged by the Employer or any Company Affiliate without cause.
          (d) Non-Competition.
               (i) During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Employer or a Company Affiliate, or any person or entity who was a client or customer within 180 days prior to Executive’s action to terminate, reduce or alter in a manner adverse to the Employer, any existing business arrangements with the Employer or a Company Affiliate or to transfer existing business from the Employer or a Company Affiliate to any other person or entity, (B) provide services to any entity if (i) the entity competes with the Employer by engaging in any business engaged in by the Employer, or (ii) the services to be provided by the Executive are competitive with the Employer and substantially similar to those previously provided by the Executive to the Employer; provided, however, that following a Change in Control this Section 7(d)(i)(B)(i) shall not apply to the Executive, or (C) own an interest in any entity described in subsection (B)(i) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity. For purposes of this Section 7(d), a “client or customer” shall be limited to any actual borrower of the Employer (as set forth in the Employer’s CAM or substantially similar successor or related system) and any other entity in the “term sheet issued,” “term sheet executed” or “credit committee approved” categories listed in the Employer’s DealTracker or substantially similar successor or related system. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.
               (ii) If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
          (e) Publicity. During the Employment Period, the Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate.
          (f) Conflicting Obligations and Rights. The Executive agrees to inform the Employer of any apparent conflicts between the Executive’s work for the Employer and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Employer’s behalf. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
          (g) Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Company Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Company Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. The Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release the Executive from compliance with his obligations under this Section 7, so along as the Employer fully complies with Sections 9, 10, 11, and 12. The Employer further agrees that any breach of this Agreement by the Executive that does not result in the Executive’s being terminated for Cause, other than a willful (as defined in the definition of “Cause”) and material breach of Sections 7(d)(i)(B) or 7(d)(i)(C) after his employment has terminated, shall not release the Employer from compliance with its obligations under this Agreement. Notwithstanding the foregoing two sentences, neither party shall be precluded from pursuing judicial remedies as a result of any such breaches.
     8. Termination of Employment.
          (a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
               (i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;
               (ii) By the Employer. The Employer may terminate the Executive’s employment:
                    (A) Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him or her); or
                    (B) Cause. For Cause or without Cause;
               (iii) By the Executive. The Executive may terminate his employment for any reason (including Good Reason) or for no reason.
          (b) Termination. Any termination of the Executive’s employment by the Employer or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.
     9. Compensation Upon Termination.
          (a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or the Executive’s legal representatives. Upon the Executive’s death, the Employer shall pay or provide the following:
               (i) Base Salary. The Employer shall pay to the Executive’s legal representative or estate, as applicable, a cash lump sum amount equal to one year’s Base Salary within thirty days following the Executive’s death;
               (ii) Accrued Benefits. The Employer shall pay to the Executive’s legal representative or estate, as applicable, the Accrued Benefits and the rights of the Executive’s legal representative or estate with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement; and
               (iii) Equity Awards. All outstanding equity awards held by the Executive immediately prior to his death shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term) and all equity awards described in Section 5(e) that have not been granted as of the Executive’s death shall be immediately granted to the Executive’s estate or beneficiary, which such awards shall be fully vested.
     The Employer shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s Accrued Benefits due pursuant to Section 9(a)(ii), at the time such payments are due. Any payments by the Employer pursuant to this Section 9(a) shall be reduced by the amount of any payments to the Executive’s beneficiaries or estate paid on account of any life insurance plan or policy provided by the Employer for the benefit of the Executive. Except as set forth herein, the Employer shall have no further obligation to the Executive under this Agreement.
          (b) Disability. If the Employer terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), (i) the Employer shall pay to the Executive the Executive’s Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of

Termination at the time such payments are due, and (iii) all outstanding equity awards held by the Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term) and all equity awards described in Section 5(e) that have not been granted as of the Executive’s termination shall be immediately granted to the Executive, which such awards shall be fully vested. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement.
          (c) Termination by the Employer for Cause or by the Executive without Good Reason. If, during the Employment Period, the Employer terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates his employment without Good Reason, the Employer shall pay to the Executive the Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Unvested shares of Stock previously granted and any shares of Stock scheduled to be granted under Section 5(e) on or after the Date of Termination shall be forfeited by the Executive. In addition, if the Executive voluntarily terminates his employment without Good Reason after a Change in Control, the Employer shall: (i) continue to pay the Executive his Base Salary in effect on his Date of Termination (without giving any effect to reductions thereto after a Change in Control) during the Non-Compete Period; and (ii) immediately pay the Executive in a cash lump sum an amount equal to a pro rata portion (based upon the number of days that the Executive was employed during the calendar year in which the Date of Termination occurs) of the minimum cash bonus required to be paid by the Employer under Section 5(b) for the year of his termination. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement.
          (d) Termination by the Employer without Cause or by the Executive with Good Reason. Subject to Section 9(e), if the Employer terminates the Executive’s employment during the Employment Period other than for Cause or Disability pursuant to Section 8(a) or if the Executive terminates his employment hereunder with Good Reason, (i) the Employer shall immediately grant (to the extent not already granted) all equity awards described in Section 5(e); (ii) the Employer shall pay the Executive (A) the Executive’s Base Salary due through the Date of Termination, (B) a cash lump sum in an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the average amount of the annual bonuses, if any, that were earned by the Executive for the two calendar years immediately preceding the year of the Date of Termination, (C) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due and (D) a cash lump sum in an amount equal to the greater of (x) two times the sum of the Executive’s Base Salary and the average of the annual bonuses earned by the Executive for the two calendar years immediately preceding the year of the Date of Termination, if any, and (y) $1.8 million; (iii) (A) all deferred compensation credited on the Executive’s behalf and all equity or equity-related awards held by, or credited to, the Executive (including, without limitation, the equity awards required to be granted pursuant to clause (i) of this Section 9(d), stock options, stock appreciation rights, restricted stock awards, dividend equivalent rights, restricted stock units or deferred stock awards) shall immediately vest and, if applicable, become exercisable, (B) all stock options, stock appreciation rights or other similar rights held by the Executive shall remain exercisable for the remainder of their originally scheduled terms, and (C) all deferred compensation or other equity or equity-related awards will, to the extent applicable, be transferred or distributed to the Executive within 10 days of the Executive’s Date of Termination; and (iii) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for the greater of (A) 24 months or (B) the balance of the Employment Period in such medical, dental, hospitalization and life insurance coverages in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination; provided that if such continued coverage is not permitted under the terms of such benefit plans, the Employer shall pay Executive an additional amount that, on an after-tax basis, is equal to the cost of comparable coverage obtained by Executive.
          (e) Change in Control. This Section 9(e) shall apply if there is (i) a termination of the Executive’s employment by the Employer other than for Cause or Disability pursuant to Section 8(a) or by the Executive for Good Reason in the two-year period after a Change in Control; or (ii) a termination of the Executive’s employment by the Employer prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control. If any such termination occurs, the Executive shall receive benefits set forth in Section 9(d), except that (A) in lieu of the lump-sum payment under Section 9(d)(i)(D), the Executive shall receive in a lump sum after the termination of his employment an amount equal to three multiplied by the sum of (x) the Executive’s Base Salary and (y) the greater of the average of the annual bonuses earned by the Executive for the two calendar years immediately preceding the year of the Date of Termination, if any, and the minimum cash bonus required to be paid by the Employer under Section 5(b) for the year of his termination and (B) the benefits described in Section 9(d)(iii) shall be continued for the greater of 36 months or the balance of the Employment Period. Notwithstanding anything to the contrary herein, this Section 9(e) shall not apply upon the Executive’s death.
          (f) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Employer of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(d) or 9(e) (the “Severance Payments”) shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims substantially in the form of one of the two releases (whichever is appropriate) attached hereto as Exhibit B. Within two business days of the Date of Termination, the Employer shall deliver to the Executive the appropriate form of release of claims for the Executive to execute. The

Severance Payments shall be made within three business days of Employer’s receipt of the release of claims if the Executive is under 40 years old on the date on which such release is signed, or within three business days of the expiration of the revocation period without the release being revoked if the Executive is 40 years old or older on the date on which such release is signed. In addition, the Employer will execute a release of claims substantially in the form of the release attached hereto as Exhibit C and will deliver such release to the Executive along with the Severance Payments.
          (g) No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Employer’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against him for any reason.
          (h) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(h).
     10. Certain Additional Payments by the Employer.
          (a) If it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Employer to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Employer (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.
          (b) Subject to the provisions of Section 10(d), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Employer’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Executive and shall be reasonably acceptable to the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Employer, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Employer to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Employer to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”). If the Employer exhausts its remedies pursuant to Section 10(c) and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive.
          (c) The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:
               (i) give the Employer any information reasonably requested by the Employer relating to such claim;
               (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;
               (iii) cooperate with the Employer in good faith effectively to contest such claim; and

               (iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.
     11. Indemnification. During the Employment Period and thereafter, the Employer agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Employer, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Employer. During the Employment Period and thereafter, the Employer also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Employer shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Employer and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Employer and shall be entitled to separate representation at the Employer’s expense by counsel selected by the Executive (provided that the Employer may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 11 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.
     12. Attorney’s Fees. The Employer shall advance the Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Employer, the Executive’s employment with the Employer, or the termination thereof; provided that the Executive shall reimburse the Employer any advances on a net after-tax basis to cover expenses incurred by the Executive for claims (a) brought by the Employer on account of the Executive’s alleged breach of Section 7 of this Agreement, breach of the Executive’s fiduciary duty of loyalty, or fraud or material misconduct, if it is judicially determined that the Employer is the prevailing party, or (b) brought by the Executive that are judicially determined to be frivolous or advanced in bad faith. Pending the resolution of any such claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits described in Section 5 of this Agreement. This Section 12 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.
     13. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:
          (i) If to the Employer:

CapitalSource Finance LLC
4445 Willard Avenue
12th Floor
Chevy Chase, Maryland 20815
Attn: Chief Legal Officer
Facsimile Number: 301-841-2380
          (ii) If to the Executive:

Dean C. Graham
Address last shown on the Employer’s Records
          Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     14. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

     15. Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Employer (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement is more favorable to the Executive.
     16. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 15, 17, 18, 19, 21, 22 and 24 hereof and this Section 16 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
     17. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.
     18. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
     19. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
     20. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     21. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

     22. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.
     23. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
     24. Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.
     25. Definitions.
          “Accrued Benefits” means (i) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Employer; (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (iv) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer.
          “Cause” shall be limited to the following events (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s willful and continued failure to substantially perform his essential job functions hereunder after receipt of written notice from the Employer that specifically identifies the manner in which the Executive has substantially failed to perform his essential job functions and specifying the manner in which the Executive may substantially perform his essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to the Employer, by the Executive; (iv) a willful and material breach of Section 4 or Section 7(d)(i)(B) or (C); or (v) the hiring of any person who was an employee of the Employer within 180 days prior to such hiring, other than to perform services for the benefit of the Employer. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive, (B) as to clauses (ii), (iii) or (iv) of this paragraph, he is given 30 days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), (C) if he fails to cure such neglect or conduct, the Executive has an opportunity to be heard with counsel of his choosing before the full Board prior to any vote regarding the existence of Cause and (D) there is a vote of a majority of the members of the Board to terminate him for Cause.
          “Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such terms is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the voting Stock of the Employer; (ii) the majority of the Board of Directors of the Employer (the “Board”) consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Employer transfers all or substantially all of its assets or business (unless the shareholders of the Employer immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Employer, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer); or (v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Employer immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Employer or the Employer’s ultimate parent company if the Employer is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, the “Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
          “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.
          “Company Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Employer or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between Employer and an existing or pending client or customer (as the phrase “client or customer” is defined in Section 7(d)(i) hereof), in each case, received by the Executive in the course of his employment by the Employer or in connection with his duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to his employment by the Employer, shall not be considered Company Confidential Information.
          “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated by the Employer pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination; or (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given.
          “Extended Term” shall have the meaning set forth in Section 2.
          “Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) any diminution or adverse change prior to a Change in Control in the Executive’s title; (ii) reduction in the Executive’s Base Salary or, after a Change in Control, the annual bonus payable to the Executive under Section 5(b); (iii) prior to a Change in Control a requirement that the Executive report to someone other than the Employer’s Chief Executive Officer and, in a dual reporting role, President (provided, however that Executive acknowledges and agrees that during the Employment Period an increasing amount of the day-to-day supervision of his work may be undertaken by the President); (iv) a material diminution in the Executive’s authority, responsibilities or duties or material interference with the Executive’s carrying out his duties; (v) the assignment of duties inconsistent with the Executive’s position or status with the Employer as of the date hereof; (vi) a relocation of the Executive’s primary place of employment to a location more than 25 miles further from the Executive’s primary residence than the current location of the Employer’s offices; (vii) any other material breach of the terms of this Agreement or any other agreement that breach is not cured within ten days after the Executive’s delivery of a written notice of such breach to the Employer; (viii) any purported termination of the Executive’s employment by the Employer that is not effected in accordance with the applicable provisions of this Agreement; (ix) the failure of the Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction; or (x) the delivery of a notice of Non-Renewal by the Employer at any time up to and including April 4, 2023. In order to invoke a termination for Good Reason, the Executive must terminate his employment, if at all, within 30 days of the occurrence of any event of “Good Reason”. Notwithstanding anything to the contrary herein, (A) Good Reason shall not, by itself, include removal of the Executive’s authority and/or responsibility for any aspect of loan management, and (B) after a Change in Control, Good Reason shall not, by itself, include (i) the removal of the Executive from the Credit Committee; (ii) the assignment to the Executive of a different title that is, within the organization of the successor entity, equivalent to the Executive’s title with the Employer immediately prior to the Change in Control; or (iii) requiring the Executive to report to the person within a successor entity with management authority for the Executive’s business unit.
          “Non-Compete Period” means the period commencing on the Effective Date and ending twelve months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination, provided that if a Change in Control occurs after 2005, the Non-Compete Period shall end six months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination.
     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

CAPITALSOURCE INC.

By:	/s/ John K. Delaney

Name: John K. Delaney Title: Chairman of the Board and Chief Executive Officer

EXECUTIVE

/s/ Dean C. Graham

Dean C. Graham

EXHIBIT A
Schedule I
Summary of Grants of CapitalSource Common Stock
to Dean C. Graham Provided for in Section 5(e) of Employment Agreement

Date	Number of Shares Granted	Number of Granted Shares Vesting
April 4, 2005	65,000	33,000
April 4, 2006	65,000	41,000
April 4, 2007	65,000	49,000
April 4, 2008	65,000	57,000
April 4, 2009		40,000
April 4, 2010	40,000	80,000
Schedule II
As contemplated by Section 5(e), the grants of Stock described in Section 5(e) shall be subject to the following additional terms and conditions:
1. The Executive shall have all the rights of a shareholder with respect to all Stock actually granted under Section 5(e), including the right to vote and to receive dividends.
2. The number of shares of Stock contemplated by Section 5(e) shall be equitably adjusted to prevent the unintended dilution or enlargement of benefits provided thereby to take into account any Stock split, consolidation or other similar event.
3. The Executive may direct the Employer to withhold shares of Stock to satisfy federal, state and local tax withholding obligations imposed in connection with the grant or vesting of Stock granted pursuant to Section 5(e). The value of shares of Stock shall be determined reasonably and in good faith.
4. Shares of Stock granted pursuant to Section 5(e) shall have been registered for issuance on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or a successor form, and they shall be freely transferable by the Executive in compliance with Rule 144 under the Securities Act (subject to any vesting requirement imposed under Section 5(e) and subject to compliance with the Employer’s insider trading policy).
5. The terms of the Agreement and this Exhibit A set forth the parties’ complete agreement with respect to the grants of Stock described in Section 5(e).

****Certain information in this agreement has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.****
Schedule III
In the event of any Change in Control involving (i) [*********] or an affiliate of [*********] or (ii) involving [*********] or an affiliate of [*********] if the Executive reasonably determines that, after such transaction, the Executive shall be required to directly or indirectly report to [*********], the following provision shall apply to the Executive:
(1) Section 5(f)(1)(b) and Section 5(f)(2) shall not apply to the Executive. Instead, immediately prior to the Change in Control, (i) the Employer shall grant (to the extent not already granted) all equity awards described in Section 5(e) and (ii) (A) all equity or equity-related awards held by, or credited to, the Executive (including without limitation, the equity awards required to be granted pursuant to the preceding clause (i), stock options, stock appreciation rights, restricted stock awards, dividend equivalent rights, restricted stock units or deferred stock awards) shall immediately vest and, if applicable, become exercisable, (B) all stock options, stock appreciation rights or other similar rights held by the Executive shall remain exercisable for the remainder of their originally scheduled terms, and (C) all other equity or equity-related awards will, to the extent applicable, be transferred or distributed to the Executive immediately prior to such Change in Control.

EXHIBIT B
General Release of Claims If Executive Is 40 Years-Old or Older on the Date of Execution
          Consistent with Section 9(f) of the Employment Agreement dated April 4, 2005 between me and CapitalSource Inc. (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Severance Payments set forth in Section 9 of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge CapitalSource and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by CapitalSource, the Employment Agreement, the termination of my employment with CapitalSource, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any claims arising under Sections 5(f), 10, 11, or 12 of the Employment Agreement, any other right to indemnification that I may otherwise have, or any claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against CapitalSource or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.
          This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and Article 49B of the Maryland Code, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against CapitalSource or the persons released herein.
          I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by CapitalSource to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release within this seven-day period, I must inform CapitalSource by delivering a written notice of revocation to CapitalSource’s Director of Human Resources, 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of CapitalSource and CapitalSource shall be relieved of all obligations to make the Severance Payments described in Section 9 of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

Dean C. Graham	Date

EXHIBIT B
General Release of Claims if the Executive is Under 40 Years-Old on the Date of Execution
          Consistent with Section 9(f) of the Employment Agreement dated April 4, 2005 between me and CapitalSource Inc. (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Severance Payments set forth in Section 9 of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge CapitalSource and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by CapitalSource, the Employment Agreement, the termination of my employment with CapitalSource, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any claims arising under Sections 5(f), 10, 11, or 12 of the Employment Agreement, any other right to indemnification that I may otherwise have, or any claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against CapitalSource or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.
          This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and Article 49B of the Maryland Code, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against CapitalSource or the persons released herein.
          I acknowledge and agree that I have been given a more than sufficient period of time to consider this General Release and that I have been encouraged by CapitalSource to discuss fully the terms of this General Release with legal counsel of my own choosing. I further acknowledge and agree that my execution of this General Release is made freely and voluntarily and not under duress or coercion of any kind.

AGREED:

Dean C. Graham	Date

EXHIBIT C
General Release of Claims by CapitalSource
          Consistent with Section 9(f) of the Employment Agreement dated April 4, 2005 between CapitalSource Inc. and Dean C. Graham (the “Employment Agreement”) and in consideration for and contingent upon Executive’s execution of a general release of claims in favor of CapitalSource in the form required by the Employment Agreement (and provided that he does not revoke it in the event that it is revocable), CapitalSource, for itself and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators do hereby fully and forever release and discharge Executive and his attorneys, heirs, executors, administrators, successors, and assigns, from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever which CapitalSource has or may have against any of them which are known to it as of the date of its executing this General Release and arising out of or in connection with Executive’s employment by CapitalSource, the Employment Agreement, the termination of Executive’s employment with CapitalSource, or any event, transaction, or matter occurring or existing on or before the date of CapitalSource’s signing of this General Release. CapitalSource agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. CapitalSource further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. CapitalSource represents and warrants that it has not previously filed or joined in any such claims, demands or entitlements against Executive or the other persons released herein and that it will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.
          This General Release specifically includes, but is not limited to, all known claims of breach of contract, tortious conduct, or breach of fiduciary duty, together with any and all known tort, contract, or other known claims which might have been asserted by CapitalSource or on its behalf in any suit or claim against Executive or the persons released herein.
          CapitalSource acknowledges and agrees that it has been given a more than sufficient period of time to consider this General Release and that it have been encouraged by Executive to discuss fully the terms of this General Release with legal counsel of its own choosing. CapitalSource further acknowledges and agrees that its execution of this General Release is made freely and voluntarily and not under duress or coercion of any kind.

AGREED:

CapitalSource		Date

By:	,

Name		Title